Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Forte Biosciences, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, $0.0001 par value per share	457(c)	24,856,250	$0.84	$20,879,250	0.00011020	$2,300.90
		Total Offering Amounts				$20,879,250		$2,300.90
		Total Fees Previously Paid						$0
		Net Fee Due						$2,300.90

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement shall also cover any additional shares of the registrant’s common stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the registrant’s outstanding shares of common stock.

(2)

This registration statement registers 15,166,957 outstanding shares of common stock of the registrant and 9,689,293 shares of common stock of the registrant issuable upon the exercise of pre-funded warrants issued by the registrant at an exercise price of $0.001 per share.

(3)

Estimated solely for the purpose of calculating the registration fee according to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high ($0.86) and low ($0.82) prices of the registrant’s common stock reported on the Nasdaq Capital Market on August 25, 2023, which is within five business days prior to filing this registration statement.